Exhibit 21.1

EPSIUM ENTERPRISE LIMITED

List of Subsidiaries

Company Name	Country of Incorporation/Formation	Ownership

Epsium Enterprise Limited	Hong Kong SAR	80% owned Hong Kong subsidiary

Companhia de Comércio Luz Limitada	Macau SAR	80% owned Macau subsidiary